EXHIBIT 99.1
STEWART INFORMATION SERVICES CORPORATION
DETAILS OF INVESTMENTS

	MAR 31	DEC 31
	2008	2007
	($000 omitted)
Investments, at market, partially restricted:
Short-term investments	77,648	79,780
Municipal bonds	188,760	239,107
Corporate and utility bonds	197,351	164,598
Foreign bonds	127,090	127,404
U.S. Government bonds	63,798	49,539
Equity securities	32,840	36,251
Mortgage-backed securities	198	198

	687,685	696,877

The totals above are the sum of three separate line items on the condensed consolidated balance sheets contained herein as:

	MAR 31	DEC 31
	2008	2007
	($000 omitted)
Short-term investments	77,648	79,780
Investments — statutory reserve funds	516,613	518,586
Investments — other	93,424	98,511

	687,685	696,877